Exhibit 10.1

PAPA JOHN’S INTERNATIONAL, INC.

AMENDED AND RESTATED CHANGE OF CONTROL SEVERANCE PLAN

Effective November 1, 2020

Article 1

PURPOSE

The Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel in the face of a possible change of control of the Company. As such, in accordance with the terms of this Plan, effective November 1, 2020, the Company will provide Severance Benefits to an eligible individual in the event of the eligible individual’s Qualifying Termination following a Change of Control. Capitalized terms used throughout this Plan shall have the meanings set forth in Article 2, except as otherwise defined in this Plan or where the context clearly requires otherwise. This Plan completely supersedes and replaces the Company’s previous Change of Control Severance Plan that was adopted effective November 1, 2018.

Article 2

DEFINITIONS

Section 2.01          “Base Salary” means, with respect to a Participant, the Participant’s annual base salary in effect on the date of the Participant’s Separation from Service; provided, however, that if the Participant’s Separation from Service is for Good Reason due to a reduction in the Participant’s annual base salary pursuant to Section 2.10(b), the Participant’s Base Salary will be the Participant’s annual base salary in effect immediately before such reduction.

Section 2.02           “Board” means the Board of Directors of the Company.

Section 2.03           “Cause” shall have the meaning, with respect to a Participant, as set forth in any employment agreement between the Employing Company and the Participant; provided, however, that in the absence of an employment agreement containing such definition, “Cause” means, with respect to a Participant, the Participant’s Separation from Service for any of the following:

(a)           gross negligence or willful misconduct in connection with the performance of duties;

(b)           conviction of a criminal offense (other than minor traffic offenses) that is, or may reasonably be expected to be, injurious to the Company or the Employing Company, their business, reputation, prospects, or otherwise;

(c)           material breach of any term of any agreement between the Participant and the Company or the Employing Company, including any employment, consulting or other services, confidentiality, intellectual property, non-competition or non-disparagement agreement;

(d)           acts or omissions involving willful or intentional malfeasance or misconduct that is, or may reasonably be expected to be, injurious to the Company or the Employing Company, their business, reputation, prospects, or otherwise; or

(e)           commission of any act of fraud or embezzlement against the Company or the Employing Company.

Section 2.04          “Change of Control” means a “Corporate Transaction” as defined in the Company’s 2018 Omnibus Incentive Plan (as may be amended from time to time).

Section 2.05          “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements, or replaces such section or subsection.

Section 2.06          “Committee” means the Compensation Committee of the Board.

Section 2.07          “Company” means Papa John’s International, Inc., a Delaware corporation, or its successor or assignee (or both, or more than one of each or both).

Section 2.08          “Effective Date” means November 1, 2020.

Section 2.09          “Employing Company” means the Company, or any of its direct and indirect subsidiaries thereof, which directly employs the Participant.

Section 2.10         “Good Reason” shall have the meaning, with respect to a Participant, as set forth in any employment agreement between the Employing Company and the Participant; provided, however, that in the absence of an employment agreement containing such definition, “Good Reason” means, with respect to a Participant, the Participant’s resignation from employment with the Employing Company after the occurrence of any of the following events without the Participant’s consent:

(a)           the assignment to the Participant of different job responsibilities that results in a substantial decrease in the level of responsibility from those in effect immediately prior to a Change of Control;

(b)           a material reduction by the Employing Company or the surviving company in the Participant’s base salary as in effect immediately prior to a Change of Control;

(c)           a material reduction by the Employing Company or the surviving company in total benefits available to the Participant under cash incentive and other employee benefit plans after a Change of Control compared to the total package of such benefits as in effect prior to the Change of Control;

(d)           the requirement by the Employing Company or the surviving company that the Participant be based more than 50 miles from where the Participant’s office is located immediately prior to a Change of Control, except for required travel on company business to an extent substantially consistent with the business travel obligations which the Participant undertook on behalf of the Employing Company prior to the Change of Control; or

(e)            the failure by the Employing Company to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company (a “Successor”), upon the Participant’s written request, an agreement providing that such Successor assents to the fulfillment of the Employing Company’s obligations under any employment agreement between the Employing Company and the Participant; provided, that the foregoing events shall not be deemed to constitute Good Reason unless (i) the Participant has notified the Employing Company in writing of the occurrence of such event(s) within sixty (60) days of such occurrence, (ii) the Employing Company has failed to have cure such event(s) within thirty (30) days of its receipt of such written notice, and (iii) the Participant terminates employment within thirty (30) days of such failure of the Employing Company to cure.

Section 2.11           “Participant” means any Tier 1 Participant, Tier 2 Participant or Tier 3 Participant who has not ceased to be a Participant under Section 3.03.

Section 2.12           “Plan” means this Papa John’s International, Inc. Amended and Restated Change of Control Severance Plan, as it may be amended from time to time, or any successor plan, program, or arrangement thereto.

Section 2.13           “Qualifying Termination” means, with respect to a Participant, the Participant’s Separation from Service (a) initiated by the Employing Company other than for Cause or (b) initiated by the Participant for Good Reason, in either case during the time period commencing on the effective date of a Change of Control and continuing until the twenty-four (24)-month anniversary of such date.

Section 2.14           “Separation from Service” means “separation from service” from the Employing Company as described under Code Section 409A(a)(2)(A)(i). A Participant who is both an employee of the Employing Company and a director will not have a Separation from Service until he or she has a Separation from Service with respect to both his or her employment and his or her Board membership.

Section 2.15           “Severance Benefits” means the severance amounts payable to a Participant pursuant to Section 4.01(a)(ii), (iii), (iv) and (v) of this Plan.

Section 2.16           “Target Bonus Amount” means the annual bonus amount a Participant would earn for the year of Participant’s Qualifying Termination assuming achievement of target performance underany quarterly or annual non-equity incentive-based compensation plans in effect as of Participant’s Qualifying Termination. If Participant’s target bonus amount has not been established under such plans as of Participant’s Qualifying Termination, the target bonus amount for the year prior to Participant’s Qualifying Termination shall be the Target Bonus Amount.

Section 2.17           “Tier 1 Participant” means, subject to Section 3.03, those individuals approved as such by the Board or the Committee pursuant to Section 3.01. As of the Effective Date, there are no Tier 1 Participants.

Section 2.18           “Tier 2 Participant” means, subject to Section 3.03, those individuals approved as such by the Board or the Committee pursuant to Section 3.01.

Section 2.19           “Tier 3 Participant” means, subject to Section 3.03, those individuals approved as such by the Board or the Committee pursuant to Section 3.01. As of the Effective Date, there are no Tier 3 Participants.

Article 3

ELIGIBILITY AND PARTICIPATION

Section 3.01            Eligibility

(a)            As of the Effective Date, the Board or the Committee has approved via resolution certain individuals for participation in the Plan as either Tier 2 Participants or Tier 3 Participants. The Committee shall provide notice to each such individual of his or her selection for participation in the Plan, and each such individual shall become a Participant in the Plan once he or she executes and delivers an acknowledgement letter (in such form as approved by the Committee) to the Committee in the manner specified in Section 6.05.

(b)            The Board or the Committee may approve via resolution additional individuals as Participants subsequent to the Effective Date. The Committee shall provide notice to each such individual of his or her selection for participation in the Plan, and each such individual shall become a Participant in the Plan once he or she executes and delivers an acknowledgement letter (in such form as approved from time to time by the Committee) to the Committee in the manner specified in Section 6.05.

Section 3.02            Exclusive Benefits

Any Severance Benefits payable to a Participant under this Plan will be paid solely in lieu of, and not in addition to, any other severance payments or benefits, including but not limited to bonus payments, payable under any offer letter, employment agreement, severance plan or arrangement, or other program or agreement on account of the Participant’s termination of employment with the Employing Company. To the extent a Participant is entitled to any payment in lieu of notice on account of the Participant’s termination of employment with the Employing Company under an employment agreement with the Employing Company, any Severance Benefits payable to a Participant under this Plan will be reduced by such payment in lieu of notice. For the avoidance of doubt, any provisions covering the treatment of equity awards on account of the Participant’s termination of employment with the Employing Company under any offer letter, employment agreement, severance plan or arrangement, or other program or agreement shall remain in effect.

Section 3.03           End of Participation

An individual shall cease to be a Participant on the date on which the individual ceases to be an employee of the Employing Company other than as a result of a Qualifying Termination. A Participant may discontinue his or her status as a Participant at any time by a prospectively or immediately effective written document that is delivered to the Committee in the manner specified in Section 6.05. The Committee may, by resolution, discontinue an individual’s status as a Participant; provided, however, that no such discontinuance shall become effective (i) until such Participant has been given eighteen (18) months’ advance notice of such discontinuation, or (ii) during the period beginning on the effective date of a Change of Control and ending on the twenty-four (24)-month anniversary after the effective date of such Change of Control. In the event that an individual incurs a Qualifying Termination while still a Participant, such individual shall remain a Participant until all compensation and benefits required to be provided to the Participant under the terms of the Plan on account of such Qualified Termination have been so provided.

Article 4

SEVERANCE BENEFITS

Section 4.01           Qualifying Termination

(a)            Severance Benefits. Upon a Qualifying Termination, a Participant will be eligible to receive an amount equal to:

(i)            the Participant’s Base Salary through the date of the Participant’s Separation from Service, to be paid as soon as reasonably practicable after such Separation from Service; plus

(ii)           subject to the Participant’s compliance with Section 4.01(b), a pro rata portion of any quarterly and annual non-equity bonus payouts under any non-equity incentive-based compensation plans then in effect, calculated as the greater of the Target Bonus Amount for the year of the Qualifying Termination, the projected performance that would have been achieved as of the Change of Control if the Qualifying Termination occurs in the year of the Change of Control, or the actual performance for the year of the Qualifying Termination, provided, however, any such pro rata bonus payable in the year of a Change of Control shall be offset by the amount of any bonus the Participant received at or around the closing of the Change of Control, shall be subject to any applicable deductions and withholdings, and shall be payable at the same time and in the same manner that incentive bonus payments are made to current employees of the Company, but no later than March 15th of the year following the year of the Separation from Service; plus

(iii)          subject to the Participant’s compliance with Section 4.01(b), (A) for Tier 2 Participants, eighteen (18) months of such Participant’s Base Salary plus 1.5 times such Participant’s Target Bonus Amount, or (B) for Tier 3 Participants, twelve (12) months of such Participant’s Base Salary plus one (1) times such Participant’s Target Bonus Amount. The amount under this Section 4.01(a)(iii) shall be paid to the Participant in equal monthly installments, in accordance with the Employing Company’s customary payroll practices and subject to any applicable deductions and withholdings, over the twelve (12) months, following the date of the Participant’s Separation from Service (unless another payment period is required under Code Section 409A, and except as provided in Section 4.02(e) and subject to the requirements of Section 4.02(d)); plus

(iv)          subject to the Participant’s compliance with Section 4.01(b), provided the Participant elects coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Participant and covered dependents shall, at the expense of the Company, be entitled to continued participation pursuant to COBRA in such medical and dental coverage in which the Participant and covered dependents were participating immediately prior to the Participant’s Qualifying Termination, which (A) for Tier 2 Participants, shall last for eighteen (18) months, or (B) for Tier 3 Participants, shall last for twelve (12) months; and

(v)          subject to the Participant’s compliance with Section 4.01(b), six (6) months outplacement services.

(b)            Release. As a condition of receiving the Severance Benefits, (i) the Participant must timely execute and deliver to the Company a general release and waiver of claims (in a form reasonably acceptable to the Company and in compliance with local laws) within forty-five (45) days of the Participant’s Separation from Service, (ii) the Participant must not revoke such release, (iii) the Participant must return all Company property held by such Participant, and (iv) the Participant must comply with the terms set forth in the release and any restrictive covenants or other similar obligations set forth in any Company policy or any employment, consulting or other services, confidentiality, intellectual property, non-competition, non-disparagement or other similar agreement. Notwithstanding anything to the contrary in Section 4.01(a), any payment that would otherwise have been made but that is conditioned upon the execution and effectiveness of the release shall not be made or provided until the sixtieth (60th) day following the date of such Qualifying Termination. In the event the Participant breaches one or more of such restrictive covenants, the Participant will forfeit any such Severance Benefits that have not been paid or provided to the Participant and will repay to the Company the amount (or equivalent cash value) of any such Severance Benefit that has been paid to the Participant.

Section 4.02            Code Section 409A

(a)            To the extent necessary to ensure compliance with Code Section 409A, the provisions of this Section 4.02 shall govern in all cases over any contrary or conflicting provision in the Plan. It is the intent of the Company that this Plan comply with the requirements of Code Section 409A and all guidance issued thereunder by the U.S. Internal Revenue Service with respect to any nonqualified deferred compensation subject to Code Section 409A. The Plan shall be interpreted and administered to maximize the exemptions from Code Section 409A and, to the extent the Plan provides for deferred compensation subject to Code Section 409A, to comply with Code Section 409A and to avoid the imposition of tax, interest, and/or penalties upon any Participant under Code Section 409A.

(b)            The Company does not, however, assume any economic burdens associated with Code Section 409A. Although the Company intends to administer the Plan to prevent taxation under Code Section 409A, it does not represent or warrant that the Plan complies with any provision of federal, state, local, or non-U.S. law. The Company, its affiliates, and their respective directors, officers, employees, and advisers will not be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan. Neither the Company nor any of its affiliates have any obligation to indemnify or otherwise protect any Participant from any obligation to pay taxes under Code Section 409A.

(c)            The right to a series of payments under the Plan will be treated as a right to a series of separate payments. Each such payment that is made within two and a half (2-1⁄2) months following the end of the calendar year that contains the date of the Participant’s Separation from Service is intended to be exempt from Code Section 409A as a short-term deferral within the meaning of Code Section 409A. Each such payment that is made later than two and a half (2-1⁄2) months following the end of the year that contains the date of the Participant’s Separation from Service is intended to be exempt under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. Then, each payment that is made after the two-times exception ceases to be available shall be subject to delay, as necessary, in accordance with Section 4.02(e) below.

(d)            To the extent necessary to comply with Code Section 409A, in no event may a Participant, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Code Section 409A, if any payment to a Participant under this Plan is conditioned upon the Participant’s executing and not revoking a release and if payment could be made or could commence in more than one taxable year depending on when the Participant executes the release, the payment will be made in the later taxable year.

(e)            To the extent necessary to comply with Code Section 409A, references in this Plan to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as Separation from Service, and no payment subject to Code Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Code Section 409A) the Participant incurs a Separation from Service. In addition, if the Participant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of his or her Separation from Service, any nonqualified deferred compensation subject to Code Section 409A that would otherwise have been payable on account of, and within the first six (6) months following, the Participant’s Separation from Service, and not by reason of another event under Code Section 409A(a)(2)(A), will become payable on the first business day after six (6) months following the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death.

Section 4.03           Code Section 280G

Notwithstanding anything to the contrary in this Plan, to the extent that the Severance Benefits provided under this Plan and any payments and benefits provided to a Participant or for a Participant’s benefit under any other Company plan or agreement (collectively, the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Code Section 4999, the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.

Article 5
AMENDMENT AND TERMINATION

This Plan shall continue until terminated by the Committee upon eighteen (18) months’ notice, provided that if a Change of Control occurs while this Plan is in effect, this Plan will continue to remain in effect during the period beginning on the effective date of the Change of Control and ending on the twenty-four (24)-month anniversary after the effective date of such Change of Control and, subject to the continued provision of compensation and benefits for Participants under Section 3.03, will automatically terminate on such twenty-four (24)-month anniversary unless otherwise extended by the Committee.

Subject to the next sentence, the Committee shall have the right at any time and from time to time, by instrument in writing, to amend, modify, alter, or terminate the Plan in whole or in part. Notwithstanding the foregoing or anything to the contrary in this Plan, the Committee may not amend, modify, alter, or terminate this Plan so as to adversely affect payments or benefits then payable to a Participant under the Plan, except to the minimum extent required to comply with any applicable law, (i) without providing eighteen (18) months’ advance notice, or (ii) during the period beginning on the effective date of a Change of Control and ending on the twenty-four (24)-month anniversary after the effective date of such Change of Control.

Article 6
MISCELLANEOUS

Section 6.01           Participant Rights

Except to the extent required or provided for by mandatorily imposed law as in effect and applicable hereto from time to time, neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Company or the Employing Company, or any officer or employee thereof, or the Board or the Committee, except as herein provided; nor shall any Participant have any legal right, title, or interest in the assets of the Company or the Employing Company, except in the event and to the extent that benefits may actually be payable to him or her hereunder. This Plan shall not constitute a contract of employment nor afford any individual any right to be retained or continued in the employ or service of the Company or the Employing Company or in any way limit the right of the Company or the Employing Company to discharge any of its employees or service providers, with or without cause. Participants have no right to receive any payments or benefits that the Company or the Employing Company is prohibited by applicable law from making.

Section 6.02           Committee Authority

(a)            The Committee will administer the Plan and have the full authority and discretion necessary to accomplish that purpose, including, without limitation, the authority and discretion to:

(i)            resolve all questions relating to the eligibility of Participants;

(ii)           determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid;

(iii)          engage any administrative, legal, tax, actuarial, accounting, clerical, or other services it deems appropriate in administering the Plan;

(iv)          construe and interpret the Plan, supply omissions from, correct deficiencies in, and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this document, and adopt rules for the administration of the Plan which are not inconsistent with the terms of the Plan document;

(v)            compile and maintain all records it determines to be necessary, appropriate, or convenient in connection with the administration of the Plan; and

(vi)          resolve all questions of fact relating to any matter for which it has administrative responsibility.

(b)            The Committee shall perform all of the duties and may exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of the Plan, including, but not limited to, delegation of any of its duties to one or more authorized officers. All references to the authority of the Committee in this Plan shall be read to include the authority of any party to which the Committee delegates such authority.

(c)            Any failure by the Committee to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Committee’s authority to apply such provisions thereafter. Every interpretation, choice, determination, or other exercise of any power or discretion given either expressly or by implication to the Committee shall be final, conclusive, and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Committee to reconsider and re-determine such action.

(d)            Any decision rendered by the Committee and any review of such decision shall be limited to determining whether the decision was so arbitrary and capricious as to be an abuse of discretion. The Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof.

Section 6.03            Successors

(a)            This Plan shall bind any successor of or to the Company, its assets, or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(b)            The Plan shall inure to the benefit of and be binding upon and enforceable by the Company and the Participants and their personal and legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees, and legatees. If a Participant should die while any amount would still be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s estate.

Section 6.04            Gender and Number

In determining the meaning of the Plan, words imparting the masculine gender shall include the feminine and the singular shall include the plural, unless the context requires otherwise. Unless otherwise stated, references to Sections are references to Sections of this Plan.

Section 6.05           Notices

Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested, and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required. Notice to the Company, the Board, or the Committee shall be directed to the address of the Company’s headquarters, and notice to a Participant shall be directed to the Participant at the most recent personal residence on file with the Company.

Section 6.06            No Duty to Mitigate

The Participant shall not be required to mitigate the amount of any payment provided pursuant to this Plan, nor shall the amount of any such payment be reduced by any compensation that the Participant receives from any other source, except as provided in this Plan.

Section 6.07           Withholding of Taxes

The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign, and other taxes as are required to be withheld pursuant to any applicable law or regulation.

Section 6.08           Choice of Law

All questions or disputes concerning this Plan shall be governed by and construed in accordance with the internal laws of the State of Kentucky, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Kentucky.

Section 6.09           Validity/Severability

If any provision of this Plan or the application of any provision to any person or circumstances is held invalid, unenforceable, or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid. To the extent any provisions held to be invalid or unenforceable cannot be reformed, such provisions are to be stricken here from and the remainder of this Plan will be binding on the parties and their successors and assigns as if such invalid or illegal provisions were never included in this Plan from the first instance.

Section 6.10          Waiver

No waiver by a Participant or the Company at any time of any breach by the other party of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

Section 6.11           Source of Payments

All payments provided under this Plan, other than payments made pursuant to any Company employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be required to be established, and no other segregation of assets required to be made, to assure payment. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured creditor of the Company.